Back to Form 10-Q
Exhibit 10.2
SETTLEMENT AGREEMENT
This Settlement Agreement (Agreement) is entered into among the United States of America, acting through the United States Department of Justice and on behalf of the Office of Inspector General of the Department of Health and Human Services (OIG-HHS)(collectively the “United States”), WellCare Health Plans, Inc., Comprehensive Health Management, Inc., Comprehensive Reinsurance, Ltd., Harmony Behavioral Health, Inc., HealthEase of Florida, Inc., WellCare Prescription Insurance, Inc., WellCare of Connecticut, Inc., WellCare of Florida, Inc., WellCare of Georgia, Inc., WellCare of New York, Inc., WellCare of Ohio, Inc., Harmony Health Plan of Illinois, Inc., and Harmony Behavioral Health IPA, Inc. (collectively “WellCare”) and Relators Sean J. Hellein, Clark J. Bolton, Eugene Gonzalez, and SF United Partners (Relators)(hereafter collectively referred to as “the Parties”), through their authorized representatives.
RECITALS
A.           WellCare is a health maintenance organization (HMO) headquartered in Tampa, Florida, that services approximately 2.3 million members enrolled in Medicare and Medicaid plans across the country.
B.           Pursuant to the qui tam provisions of the False Claims Act, 31 U.S.C. § 3730(b), Relator Hellein filed U.S. ex rel. Sean Hellein v. WellCare Health Plans, Inc., et al., Case No. 8:06-cv-01079-T-30TGW (M.D. Fla.) on June 7, 2006; Relator Bolton filed U.S. ex rel. Clark Bolton v. WellCare Health Plans, Inc., et al., Case No. 8:07-cv-1909-T-30TGW (M.D. Fla.) on October 19, 2007; Relator SF United Partners filed U.S. ex rel. SF United Partners v. WellCare Health Plans, Inc., et al., Case No. 3:07cv1688 (SRU) (D. Conn.)(UNDER SEAL), on

AGREEMENT BETWEEN WELLCARE, THE UNITED STATES AND RELATORS

November 15, 2007; and Relator Gonzalez filed U.S. ex rel. Eugene Gonzalez v. WellCare Health Plans, Inc., et al., Case No. CV 08 0723 (E.D.N.Y.)(transferred to M.D. Fla. as Case No. 8:08-cv-1691-T-30-TGW), on February 21, 2008 (the “Civil Actions”).  The United States intervened either in whole or in part in the Civil Actions filed by Relators Hellein, Bolton, and Gonzalez on June 24, 2010. The United States will timely intervene in the Civil Action filed by SF United Partners.
C.           The United States contends that WellCare submitted or caused to be submitted claims for payment to the Medicare Program (Medicare), Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395, et seq., and the Medicaid Program (Medicaid), Title XIX of the Social Security Act, 42 U.S.C. §§ 1396 - 1396w-5.
D.           The United States contends that it has certain civil claims against WellCare arising from WellCare’s submission of false and fraudulent information in support of false claims to the Medicare and Medicaid programs from January 1, 2004 to June 24, 2010, or where a different period is noted below, during that period.  These claims relate to allegations that WellCare:
1.
Between June 1, 2002 and October 31, 2007, knowingly concealed its contractual obligation to pay behavioral health care services monies back to the Florida Agency for Health Care Administration (AHCA) and induced AHCA to grant inflated premium increases by (a) falsely and fraudulently inflating actual expenses incurred in providing behavioral health care services to Florida Medicaid recipients, through use of its subsidiary Harmony Behavioral Health (“HBH”) and a contract providing

AGREEMENT BETWEEN WELLCARE, THE UNITED STATES AND RELATORS

for capitated premiums to HBH at a rate of 85% regardless of actual medical costs expended, (b) using those improperly inflated expenses in calculating the relevant medical loss ratio (MLR)(the percentage of every premium dollar spent on health care), (c) submitting those improperly inflated expenses and/or improperly calculated loss ratios to AHCA, (d) coordinating its billing practices with other entities to minimize chances of detection by AHCA, and (e) retaining monies owed to AHCA;
2.
Manipulated WellCare’s MLR by (a) creating a wholly-owned reinsurance subsidiary that charged higher premiums to WellCare’s affiliates than those paid by WellCare to independent reinsurers in order to maintain WellCare’s premiums at higher levels than justified by WellCare’s actual costs, (b) counting reinsurance profit as a medical expense, (c) under-reporting its profit margin and misrepresenting its costs, (d) manipulating its Incurred But Not Reported (IBNR) (an actuarial estimate of claims which have not yet been reported or paid, but are likely to be incurred within a certain time frame), and (e) manipulating and falsely reporting its behavioral health MLR;

3.
Between October 1, 2003 and October 31, 2007, knowingly concealed its contractual and statutory obligations to pay monies back to state Medicaid programs, including the Florida Healthy Kids program and the Illinois Medicaid program, by (a) including false and fraudulent expenses in its reported MLR calculations, (b) shifting and misallocating costs, including

AGREEMENT BETWEEN WELLCARE, THE UNITED STATES AND RELATORS

prepayment of medical expenses for future years, (c) entering improper capitation and payment arrangements, (d) fraudulently increasing the per member per month cost for over-the-counter pharmacy benefits, and (e) retaining monies owed to the state Medicaid programs;

4.	Falsified encounter data submitted to the state Medicaid programs;
5.
Knowingly concealed and retained overpayments received from state Medicaid programs in violation of its contractual obligations to pay monies back to the state Medicaid programs, including (a) overpayments for newborn Medicaid premiums received by WellCare from AHCA between July 1, 2005 and October 31, 2005, (b) overpayments received by WellCare due to overstated membership in the New York State Family HealthPlus program, and (c) overpayments received by WellCare as a result of data or programming errors;

6.
Paid improper remuneration to physicians, Independent Practice Associations (IPAs), and other providers through manual adjustments to service funds and other means, in order to (a) induce the physicians and IPAs to upcode or deny services to patients, (b) reward the physicians and IPAs for marketing and switching patients to WellCare in violation of regulations, (c) enable IPAs to maintain deceased members on the membership rolls and improperly billing and collecting premium payments for months after the members’ deaths, (d) reward IPAs who terminate sick patients and send them to other health plans or IPAs, (e)

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induce IPAs to make political contributions to WellCare’s favored candidates, and (f) sanction or terminate providers who fail to keep claims payments below WellCare’s desired threshold;
7.
Engaged in sales and marketing abuses by (a) unlawfully disenrolling certain Medicaid patients and by “cherrypicking” others, (b) marketing in a manner designed to discriminate among potential enrollees on the basis of such enrollees’ health status or need for health services, (c) improperly encouraging dual eligible beneficiaries to change their health plans frequently in order to generate inflated commissions;

8.
Manipulated, and falsely reported to the Centers for Medicare and Medicaid Services (CMS) and to states, the “grades of service” or similar performance metrics of WellCare call centers and falsified appeals documentation;

9.
Upcoded services, claims, and disease states by manipulating the Risk Adjusted Payment System (RAPS), which is used by CMS to calculate the per member per month (PMPM) premium paid to health plans; and

10.
Operated a sham Special Investigations Unit (SIU) that (a) failed to perform its oversight responsibilities with respect to claims submitted to Medicare and Medicaid by providers and third party administrators, and claims associated with its Medicare Part D Prescription Drug Plan, (b) used an improper methodology to compute overpayments received by providers, thereby allowing WellCare to seek excessive reimbursement

AGREEMENT BETWEEN WELLCARE, THE UNITED STATES AND RELATORS

from the providers, (c) failed to provide the proper notification of settlements with providers regarding overpayments to government agencies and to remit settlement funds to the Medicaid and Medicare programs in Florida; and (d) filing false and misleading fraud prevention plans

The conduct described above, except insofar as it may overlap with the conduct and allegations set forth in Paragraphs 6.j. and 6.k. below, is herein referred to as the “Covered Conduct.”
E.           Except as governed by the terms of the Deferred Prosecution Agreement dated May 5, 2009 between WellCare and the U.S. Attorney’s Office for the Middle District of Florida and the Florida Attorney General’s Office, this Agreement is neither an admission of liability by WellCare nor a concession by the United States that its claims are not well founded.
F.           Relators claim entitlement under 31 U.S.C. § 3730(d) to a share of the proceeds of this Settlement Agreement and to Relators’ reasonable expenses, attorneys’ fees and costs.
To avoid the delay, uncertainty, inconvenience, and expense of protracted litigation of the above claims, and in consideration of the mutual promises and obligations of this Settlement Agreement, the Parties agree and covenant as follows:
TERMS AND CONDITIONS
1.	The Settlement Amount in this case shall consist of a fixed component and contingent component.
a. Fixed Component: WellCare shall pay to the United States and States that execute separate settlement agreements with WellCare to resolve WellCare's

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potential state liability for the Covered Conduct (Participating States),  a collective total of $137.5 million (including the federal share of $83,980,591.88 and state share of $53,519,408.12), plus interest accruing annually at 3.125% in four installments, not exceeding 36 months from the Effective Date of this Agreement.  The first installment payment due under this Agreement shall be made by electronic funds transfer pursuant to written instructions to be provided to WellCare by the United States Department of Justice.  Subject to Paragraph 33 below, all subsequent installment payments shall be made pursuant to the separate written instructions to be provided to WellCare by the United States Department of Justice and the National Association of Medicaid Fraud Control Unit's Team acting on behalf of the Participating States.  The first installment payment in the amount of $34.375 million plus accrued interest shall be made within five (5) business days after the Effective Date of this Agreement as defined in Paragraph 31 (Initial Fixed Payment Date); the second installment in the amount of $34.375 million plus accrued interest shall be made on or before the one year anniversary of the Initial Fixed Payment Date; and the third installment in the amount of $34.375 million plus accrued interest shall be made on or before the two year anniversary of the Initial Fixed Payment Date; the fourth and final installment payment in the amount of $34.375 million plus accrued interest shall be made on or before the third year anniversary of the Initial Fixed Payment Date.  Interest shall begin to accrue as of December 22, 2010, when counsel for the United States notified counsel for WellCare in writing that the Government had received

AGREEMENT BETWEEN WELLCARE, THE UNITED STATES AND RELATORS

settlement authority from the United States Department of Justice. WellCare may accelerate payments under the fixed component provision without penalty.

b.    Contingent Component:  (i) In the event of a change in control (a “CIC,” as defined below) prior to completing payment of the final Fixed Component of the Agreement, WellCare will pay any outstanding amount due under the Fixed Component of the Agreement with a credit for any interest not yet accrued or owing.  (ii) In addition, if within 36 months of the Effective Date of the Agreement there is a CIC for an amount equal to or greater than the aggregate market capital value of WellCare common stock as existed as of the close of market trading on the New York Stock Exchange (4:00 p.m. Eastern Daylight Time) on June 24, 2010, WellCare will pay the United States and the Participating States an additional $35 million dollars within five (5) business days of the CIC.  For the purposes of this paragraph and calculation, the aggregate market capitalization value of WellCare on June 24, 2010 at the end of the trading period (4 p.m. EDT) was $1,129,841,928.30, based on a closing price of WellCare common stock of $26.63 on the New York Stock Exchange, multiplied by 42,427,410 issued and outstanding shares of WellCare’s common stock that were issued and outstanding as of June 24, 2010.  (iii) For purposes of this paragraph, a CIC shall mean (A) the date of acquisition of legal title of more than 50 percent of WellCare’s then issued and outstanding common stock by a person, entity or group (as such terms are defined in Section 13(d)(3) of the Securities Exchange Act of 1934); (B) a merger, reorganization, consolidation, or similar

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transaction resulting in a business combination where WellCare shareholders before the transaction own less than 50 percent of the new entity, or a person, entity, or group own more than 50 percent of the shares of the new entity; or (C) a sale of substantially all of WellCare’s assets to an unrelated third party or unrelated third parties.  WellCare will provide the United States with written notice of the anticipated contingent payment at least 30 days before a CIC.  After receiving written notice of the anticipated contingent payment from WellCare, the United States will promptly provide WellCare with written instructions for the transmittal of the contingent payment.
                2.          WellCare’s obligation to pay Relator expenses, attorneys’ fees and/or costs (if any), shall be determined at a later date and is not affected by this Agreement.
                3.          Subject to the exceptions in Paragraph 6 (concerning excluded claims) below, and conditioned upon WellCare’s full payment of the Settlement Amount, the United States releases WellCare from any civil or administrative monetary claim the United States has for the Covered Conduct under the False Claims Act, 31 U.S.C. §§ 3729-3733; the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a; the Program Fraud Civil Remedies Act, 31 U.S.C.  §§3801-3812; or the common law theories of payment by mistake, unjust enrichment, and fraud.
                4.          Subject to the exeptions in Paragraph 6 below, and conditioned upon WellCare's full payment of the Settlement Amount, Relators, for themselves and their heirs, successors, attorneys, agents and assigns, release WellCare from any civil monetary claim the Relators have on behalf of the United States for the Covered Conduct under the False Claims Act, 31 U.S.C. §§ 3729-3733.

AGREEMENT BETWEEN WELLCARE, THE UNITED STATES AND RELATORS

5.           In consideration of the obligations of WellCare in this Agreement and the Corporate Integrity Agreement (CIA), entered into between OIG-HHS and WellCare,   conditioned upon WellCare’s full payment of the Settlement Amount, OIG-HHS agrees to release and refrain from instituting, directing, or maintaining any administrative action seeking exclusion from Medicare, Medicaid, and other Federal health care programs (as defined in 42 U.S.C. § 1320a-7b(f)) against WellCare under 42 U.S.C. § 1320a-7a (Civil Monetary Penalties Law) or 42 U.S.C. § 1320a-7(b)(7) (permissive exclusion for fraud, kickbacks, and other prohibited activities) for the Covered Conduct, except as reserved in Paragraph 6 (concerning excluded claims), below, and as reserved in this Paragraph.  OIG-HHS expressly reserves all rights to comply with any statutory obligations to exclude WellCare from Medicare, Medicaid, and other Federal health care programs under 42 U.S.C. § 1320a-7(a) (mandatory exclusion) based upon the Covered Conduct.  Nothing in this Paragraph precludes OIG-HHS from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph 6, below.
6.           Notwithstanding the releases given in paragraphs 3 through 5 of this Agreement, or any other term of this Agreement, the following claims of the United States are specifically reserved and are not released:
a.	Any liability arising under Title 26, U.S. Code (Internal Revenue Code);
b.	Any criminal liability;
c.	Except as explicitly stated in this Agreement, any administrative liability, including mandatory exclusion from Federal health care programs;
d.	Any liability to the United States (or its agencies) for any conduct other

AGREEMENT BETWEEN WELLCARE, THE UNITED STATES AND RELATORS

than the Covered Conduct;
e.	Any liability based upon obligations created by this Agreement;
f.	Any liability for express or implied warranty claims or other claims for defective or deficient products or services, including quality of goods and services;
g.	Any liability for failure to deliver goods or services due;
h.	Any liability for personal injury or property damage or for other consequential damages arising from the Covered Conduct;
i.	Any liability of individuals;
j.
Any claims or liabilities arising from the allegations against Wellcare or Wellcare-affiliated defendants in any of the qui tam actions listed in the letter from the U.S. Department of Justice to WellCare dated April 26, 2011; or

k.
Claims or liabilities arising from (i) Wellcare's claims for payment to the Hawaii Medicaid program for deceased beneficiaries, or (ii) services provided to Medicaid beneficiaries for which the Hawaii Medicaid program paid twice, once under a Wellcare managed care contract, and again under a fee-for-service program.

                7.           Relators and their heirs, successors, attorneys, agents, and assigns do not and shall not object to this Agreement and confirm that this Agreement is fair, adequate, and reasonable under all the circumstances, pursuant to 31 U.S.C. § 3730(c)(2)(B).  In connection with this Agreement and the Civil Actions, Relators and their heirs, successors, attorneys, agents, and assigns agree that neither this Agreement, any intervention by the United States in any individual

AGREEMENT BETWEEN WELLCARE, THE UNITED STATES AND RELATORS

Civil Action, nor any dismissal of any Civil Action, shall waive or otherwise affect the ability of the United States to contend that provisions in the False Claims Act, including 31 U.S.C. §§ 3730(d)(3) and 3730(e), bar Relators from sharing in the proceeds of this Agreement.  Moreover, the United States and Relators and their heirs, successors, attorneys, agents, and assigns agree that they each retain all of their rights pursuant to the False Claims Act on the issue of the share percentage, if any, that Relators should receive of any proceeds of the settlement of their claim(s).
8.           Relators, for themselves, and for their heirs, successors, attorneys, agents, and assigns, release WellCare, and its officers, agents, and employees, from any liability to Relators arising from the Civil Actions, or under 31 U.S.C. § 3730(d), except for expenses or attorneys’ fees and costs.
9.           WellCare waives and shall not assert any defenses WellCare may have to any criminal prosecution or administrative action relating to the Covered Conduct that may be based in whole or in part on a contention that, under the Double Jeopardy Clause in the Fifth Amendment of the Constitution, or under the Excessive Fines Clause in the Eighth Amendment of the Constitution, this Agreement bars a remedy sought in such criminal prosecution or administrative action.  Nothing in this paragraph or any other provision of this Agreement constitutes an agreement by the United States concerning the characterization of the Settlement Amount for purposes of the Internal Revenue laws, Title 26 of the United States Code.
10.         During the course of negotiations of this Agreement, up to and including the Effective Date of this Agreement, WellCare has provided numerous financial materials and disclosures (collectively “Financial Statements”).  The United States has relied on the accuracy

AGREEMENT BETWEEN WELLCARE, THE UNITED STATES AND RELATORS

and completeness of those Financial Statements in reaching this Agreement.  WellCare warrants that the Financial Statements were complete and materially accurate as of the date they were produced to the United States or publicly filed.  The United States understands, however, that some of the Financial Statements provided by WellCare included "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended ("Forward Looking Statements").  Accordingly, to the degree that Forward Looking Statements were made in any Financial Statements, WellCare warrants only to the United States that such Forward Looking Statements were made by WellCare in good faith and without actual knowledge that such Forward Looking Statements were false or misleading.  If the United States learns of any material nondisclosure or misrepresentation by WellCare on, or in connection with, the Financial Statements, and if such material nondisclosure or misrepresentation resulted in the underreporting of WellCare's total net assets by $6,875,000 (5% of the Settlement Amount) or more, the United States may at its option pursue relief under this Paragraph as follows: (a) the United States will provide WellCare with written notice of the nature of the Material Nondisclosure or Material Misrepresentation; (b) within ten (10) calendar days of the date of the written notice, WellCare shall provide the United States, in writing, with any explanation it may have regarding the Material Nondisclosure or Material Misrepresentation referenced in the written notice; (c) if unsatisfied with WellCare’s explanation, as determined in its sole and absolute discretion, the United States may file an action seeking relief under this Paragraph in which action the United States shall bear the burden of establishing by a preponderance of the evidence the Material Nondisclosure or Material Misrepresentation.  If the United States files such an action and establishes, by a preponderance of the evidence, a Material

AGREEMENT BETWEEN WELLCARE, THE UNITED STATES AND RELATORS

Nondisclosure or Material Misrepresentation, then (i) the Settlement Amount shall be increased by one hundred percent (100%) of the amount of the Material Nondisclosure or Material Misrepresentation; (ii) the remaining unpaid principal portion of the Settlement Amount shall become accelerated and immediately due and payable, with interest at a simple rate of 5% from the Effective Date of this Agreement to the date of the court finding, and at the Medicare interest rate (per 42 C.F.R. part 405.378) from the date of the court finding until the date of payment; (iii) the United States may offset the remaining unpaid balance of the Settlement Amount (inclusive of interest) from any amounts due and owing to WellCare by any department, agency, or agent of the United States; and (iv) WellCare shall immediately pay the United States all reasonable costs incurred in the action seeking relief under this Paragraph, including attorneys’ fees and costs.
11.           In the event that the United States, pursuant to Paragraph 10 (concerning disclosure of assets), above, opts to rescind this Agreement, WellCare agrees not to plead, argue, or otherwise raise any defenses under the theories of statute of limitations, laches, estoppel, or similar theories, to any civil or administrative claims that (a) are filed by the United States within 90 calendar days of written notification to WellCare that this Agreement has been rescinded, and (b) relate to the Covered Conduct, except to the extent these defenses were available on the Effective Date of this Agreement.
12.           WellCare fully and finally releases the United States, and its agencies, employees, servants, and agents from any claims (including attorney’s fees, costs, and expenses of every kind and however denominated) that WellCare has asserted, could have asserted, or may assert in the future against the United States, and its agencies, employees, servants, and agents, related to the Covered Conduct and the United States’ investigation and prosecution thereof.

AGREEMENT BETWEEN WELLCARE, THE UNITED STATES AND RELATORS

 13.         The Settlement Amount shall not be decreased as a result of the denial of claims for payment now being withheld from payment by any Medicare carrier or intermediary, or any state payer, related to the Covered Conduct; and WellCare agrees not to resubmit to any Medicare carrier or intermediary or any state payer any previously denied claims related to the Covered Conduct, and agrees not to appeal any such denials of claims.
14.	WellCare further agrees to the following:
a.
Unallowable Costs Defined: All costs (as defined in the Federal Acquisition Regulation, 48 C.F.R. § 31.205-47; and in Titles XVIII and XIX of the Social Security Act, 42 U.S.C. §§ 1395-1395kkk and 1396-1396w-5; and the regulations and official program directives promulgated thereunder) incurred by or on behalf of WellCare, its present or former officers, directors, employees, shareholders, and agents in connection with:

(i)	the matters covered by this Agreement and the May 5, 2009 Deferred Prosecution Agreement between WellCare and the United States;
(ii)	the United States’ audit(s) and civil and criminal investigation(s) of the matters covered by this Agreement;
(iii)
WellCare’s investigation, defense, and corrective actions undertaken in response to the United States’ audit(s) and civil and criminal investigation(s) in connection with the matters covered by this Agreement (including attorneys’ fees)

(iv)	the negotiation and performance of this Agreement and the May 5, 2009 Deferred Prosecution Agreement;

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(v)	the payments WellCare makes to the United States pursuant to this Agreement and any payments that WellCare may make to Relators, including costs and attorneys’ fees; and
(vi)	the negotiation of, and obligations undertaken pursuant to the CIA to:
(A)	retain an independent review organization to perform annual reviews as described in Section III of the CIA; and
(B)
prepare and submit reports to the OIG-HHS, are unallowable costs for government contracting purposes and under the Medicare Program, Medicaid Program, TRICARE Program, and Federal Employees Health Benefits Program (FEHBP) (hereinafter referred to as Unallowable Costs).  However, nothing in this paragraph 14.a.(6) that may apply to the obligations undertaken pursuant to the CIA affects the status of costs that are not allowable based on any other authority applicable to WellCare

b.            Future Treatment of Unallowable Costs:  Unallowable Costs shall be separately determined and accounted for in nonreimbursable cost centers by WellCare, and WellCare shall not charge such Unallowable Costs directly or indirectly to any contracts with the United States or any State Medicaid program, or seek payment for such Unallowable Costs through any cost report, cost statement, information statement, or payment request submitted by WellCare or any of its subsidiaries or affiliates to the Medicare, Medicaid, TRICARE, or

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FEHBP Programs.
c.            Treatment of Unallowable Costs Previously Submitted for Payment: WellCare further agrees that within 90 days of the Effective Date of this Agreement it shall identify to applicable Medicare and TRICARE fiscal intermediaries, carriers, and/or contractors, and Medicaid and FEHBP fiscal agents, any Unallowable Costs (as defined in this Paragraph) included in payments previously sought from the United States, or any State Medicaid program, including, but not limited to, payments sought in any cost reports, cost statements, information reports, or payment requests already submitted by WellCare or any of its subsidiaries or affiliates, and shall request, and agree, that such cost reports, cost statements, information reports, or payment requests, even if already settled, be adjusted to account for the effect of the inclusion of the unallowable costs.  WellCare agrees that the United States, at a minimum, shall be entitled to recoup from WellCare any overpayment plus applicable interest and penalties as a result of the inclusion of such Unallowable Costs on previously-submitted cost reports, information reports, cost statements, or requests for payment.
Any payments due after the adjustments have been made shall be paid to the United States pursuant to the direction of the Department of Justice and/or the affected agencies.  The United States reserves its rights to disagree with any calculations submitted by WellCare or any of its subsidiaries or affiliates on the effect of inclusion of Unallowable Costs (as defined in this Paragraph) on WellCare or any of its subsidiaries or affiliates’ cost reports, cost statements, or

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information reports.

d.            Nothing in this Agreement shall constitute a waiver of the rights of the United States to audit, examine, or re-examine WellCare’s books and records to determine that no Unallowable Costs have been claimed in accordance with the provisions of this Paragraph.

15.          WellCare agrees to cooperate fully and truthfully with the United States’ investigation of individuals and entities not released in this Agreement.  Upon reasonable notice, WellCare shall encourage, and agrees not to impair, the cooperation of its directors, officers, and employees, and shall use its best efforts to make available, and encourage, the cooperation of former directors, officers, and employees for interviews and testimony, consistent with the rights and privileges of such individuals.  WellCare further agrees to furnish to the United States, upon request, complete and unredacted copies of all non-privileged documents, reports, memoranda of interviews, and records in its possession, custody, or control concerning any investigation of the Covered Conduct that it has undertaken, or that has been performed by another on its behalf. WellCare further agrees to provide prompt, complete, and truthful testimony, certifications, and/or other non-privileged information, as required by the United States, necessary to identify or establish the location, authenticity, or evidentiary foundation to admit into evidence documents in any proceeding relating to matters within the Covered Conduct.
16.          This Agreement is intended to be for the benefit of the Parties only.  The Parties do not release any claims against any other person or entity, except to the extent provided for in Paragraph 17 (waiver for beneficiaries paragraph), below.
               17.          WellCare agrees that it waives and shall not seek payment for any of the health

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care billings covered by this Agreement from any health care beneficiaries or their parents, sponsors, legally responsible individuals, or third party payors based upon the claims defined as Covered Conduct.
18.          WellCare warrants that it has reviewed its financial situation and that it currently is solvent within the meaning of 11 U.S.C. §§ 547(b)(3) and 548(a)(1)(B)(ii)(I), and shall remain solvent immediately following payment to the United States of the Settlement Amount.  Further, the Parties warrant that, in evaluating whether to execute this Agreement, they (a) have intended that the mutual promises, covenants, and obligations set forth constitute a contemporaneous exchange for new value given to WellCare, within the meaning of 11 U.S.C. §§ 547(c)(1), and (b) conclude that these mutual promises, covenants, and obligations do, in fact, constitute such a contemporaneous exchange.  Further, the Parties warrant that the mutual promises, covenants, and obligations set forth herein are intended to and do, in fact, represent a reasonably equivalent exchange of value that is not intended to hinder, delay, or defraud any entity to which WellCare was or became indebted to on or after the date of this transfer, within the meaning of 11 U.S.C. § 548(a)(1).
19.           In the event WellCare or any other party commences, within 91 days of the Effective Date of this Agreement (defined below), or of any payment made hereunder, any case, proceeding, or other action under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, (a) seeking to have any order for relief of WellCare's debts, or seeking to adjudicate WellCare as bankrupt or insolvent, or (b) seeking appointment of a receiver, trustee, custodian or other similar official for WellCare for all or any substantial part of its assets, WellCare agrees as follows:

AGREEMENT BETWEEN WELLCARE, THE UNITED STATES AND RELATORS

a.           WellCare's obligations under this Agreement may not be avoided pursuant to 11 U.S.C. §§ 547 or 548, and WellCare will not argue or otherwise take the position in any such case, proceeding or action that: (i) WellCare's obligations under this Agreement may be avoided under 11 U.S.C. §§ 547 or 548; (ii) WellCare was insolvent at the time this Agreement was entered into, or became insolvent as a result of the payment made to the United States hereunder; or (iii) the mutual promises, covenants and obligations set forth in this Agreement do not constitute a contemporaneous exchange for new value given to WellCare;
                              b.           In the event that WellCare's obligations hereunder are avoided for any reason, including, but not limited to, the exercise of a trustee's avoidance powers under the Bankruptcy Code, the United States, at its sole option, may rescind the releases in this Agreement, and bring any civil and/or administrative claim, action or proceeding against WellCare for the claims that would otherwise be covered by the releases provided in this Agreement.  If the United States chooses to do so, WellCare agrees that, for purposes only of any case, action, or proceeding referenced in the first clause of this Paragraph, (i) any such claims, actions or proceedings brought by the United States (including any proceedings to exclude WellCare from participation in Medicare, Medicaid, or other Federal Health Care programs) are not subject to an “automatic stay” pursuant to 11 U.S.C. Section 362(a) as a result of the action, case or proceeding described in the first clause of this Paragraph, and that WellCare will not argue or otherwise contend that the United States' claims, actions or proceedings are subject to an automatic stay; (ii) that WellCare will not plead, argue or otherwise raise any defenses under the theories of statute of limitations, laches, estoppel or similar theories, to any such civil or administrative claims, actions or proceedings which are

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brought by the United States within 30 calendar days of written notification to WellCare that the releases herein have been rescinded pursuant to this Paragraph, except to the extent such defenses were available before the Effective Date of this Agreement; and (iii) the United States and the Participating States have valid claims against WellCare in at least the aggregate amount of the Settlement Amount and they may pursue their claims, inter alia, in the case, action or proceeding referenced in the first clause of this Paragraph, as well as in any other case, action, or proceeding; and
c.           WellCare acknowledges that its agreement in this Paragraph is provided in exchange for valuable consideration provided in this Agreement.
20.          In the event that WellCare fails to pay any and all of the payments (including both fixed and contingent components) owed pursuant to this Agreement within 15 calendar days of the due date, Wellcare shall be in “Default” of this Agreement.  Furthermore, in the event of Default,
a.
any dismissals as to WellCare shall, at the United States' option, be null and void, and the Settlement Amount referenced in Paragraph 1 above, less any payments already made, shall become immediately due and payable and shall bear interest at the Medicare interest rate (per 42 C.F.R. part 405.378) as of the date of Default until payment of the Settlement Amount is made in full.

b.
the United States may at its option: 1) rescind its releases; 2) offset the remaining unpaid balance of the Settlement Amount from any amounts due and owing to WellCare by any department, agency, or agent of the United

AGREEMENT BETWEEN WELLCARE, THE UNITED STATES AND RELATORS

States or Participating States at the time of Default; 3) reinstitute an action or actions against WellCare in this Court; and 4) WellCare agrees not to contest any draw, offset, or collection action undertaken by the United States pursuant to this Paragraph, either administratively or in any court.

c.
WellCare agrees to pay the United States all reasonable costs of collection and enforcement of this Agreement, including attorneys' fees and expenses.  In the event the United States reinstitutes an action under this Paragraph, WellCare expressly agrees not to plead, argue, or otherwise raise any defense under the theories of statute of limitations, laches, estoppel, or similar theories, to any civil or administrative claims, which: (a) are filed by the United States within 90 calendar days of written notification to WellCare that this Agreement has been made a nullity, and (b) relates to the Covered Conduct, except to the extent these defenses were available on the Effective Date of this Agreement.

d.
OIG-HHS may exclude WellCare from participating in all Federal health care programs until WellCare pays the Settlement Amount and reasonable costs as set forth above and in Paragraph 1, above.  OIG-HHS will provide written notice of any such exclusion to WellCare.  WellCare waives any further notice of the exclusion under 42 U.S.C. § 1320a-7(b)(7), and agrees not to contest such exclusion either administratively or in any state or federal court. Reinstatement to program participation is not automatic. If at the end of the period of exclusion WellCare wishes to apply for

AGREEMENT BETWEEN WELLCARE, THE UNITED STATES AND RELATORS

reinstatement, WellCare must submit a written request for reinstatement to OIG-HHS in accordance with the provisions of 42 C.F.R. §§ 1001.3001-.3005.  WellCare will not be reinstated unless and until OIG-HHS approves such request for reinstatement.

               21.           Should no Relator object to this Settlement, upon receipt of the initial payment described in Paragraph 1, above, the United States and Relators shall promptly sign and file in the Civil Actions a Joint Stipulation of Dismissal of the Civil Actions pursuant to Rule 41(a)(1).  The dismissal by the United States shall be with prejudice as to the claims identified as “Covered Conduct” in Paragraph D above and without prejudice as to all other claims in the Civil Actions filed against WellCare.  The dismissal by Relators shall be with prejudice as to the entire Civil Action filed against WellCare by each Relator, except that Relators reserve their right (if any) to seek attorneys’ fees and costs under 31 U.S.C. § 3730(d)(1).  Furthermore, the Stipulations of Dismissals filed in the Civil Actions shall be subject to all of the terms of this Agreement, including the timely payment of all Fixed and Contingent Settlement Amounts.  The rights and obligations of the Participating States, including the dismissal of state False Claims Act causes of action that were asserted in by Relators in the Civil Actions, will be addressed in separate state settlement agreements.
22.           Each Party shall bear its own legal and other costs incurred in connection with this matter, including the preparation and performance of this Agreement.
23.           Each party and signatory to this Agreement represents that it freely and voluntarily enters in to this Agreement without any degree of duress or compulsion.
24.           This Agreement is governed by the laws of the United States.  The exclusive

AGREEMENT BETWEEN WELLCARE, THE UNITED STATES AND RELATORS

jurisdiction and venue for any dispute relating to this Agreement is the United States District Court for the Middle District of Florida, except that jurisdiction and venue for any dispute relating exclusively to the qui tam complaint filed by SF United Partners shall be in the United States District Court for the District of Connecticut.  For purposes of construing this Agreement, this Agreement shall be deemed to have been drafted by all Parties to this Agreement and shall not, therefore, be construed against any Party for that reason in any subsequent dispute
25.           This Agreement constitutes the complete agreement between the Parties.  This Agreement may not be amended except by written consent of the Parties.
26.           The undersigned counsel represent and warrant that they are fully authorized to execute this Agreement on behalf of the persons and entities indicated below.
27.           This Agreement may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same Agreement.
28.           This Agreement is binding on WellCare’s successors, transferees, heirs, and assigns.
29.           This Agreement is binding on Relators’ successors, transferees, heirs, and assigns.
30.           All parties consent to the United States’ disclosure of this Agreement, and information about this Agreement, to the public.
31.           The Effective Date of this Agreement shall be as follows.  If no Relator objects to, or otherwise demands a hearing regarding this settlement, the Effective Date shall be the date of signature of the last signatory to the Agreement (Effective Date of this Agreement).  For the purposes of this paragraph, the signatories to the Agreement are the United States, WellCare and its counsel, and the Relators to the Civil Actions and their counsel.  For the purposes of this

AGREEMENT BETWEEN WELLCARE, THE UNITED STATES AND RELATORS

agreement, a Relator will be deemed to have objected to the Agreement if the Relator fails to sign and return the Agreement to the United States on the date specified by the U.S. Department of Justice.  Facsimiles of signatures shall constitute acceptable, binding signatures for purposes of this Agreement.  However, should any Relator object to this settlement, or demand any hearing regarding this settlement, then the Effective Date shall be the date on upon which the Court approves this settlement, whether by oral pronouncement, written ruling, or otherwise, which settlement includes an executed stipulation of dismissal of the Civil Actions.  If any Relator objects and the Court does not approve the settlement, this Agreement is null and void and the Parties mutually release each other from any obligations owed under this Agreement
32.           Should any Relator object to this settlement, or demand any hearing regarding this settlement, or should the Court for any other reason hold a hearing regarding this settlement, then WellCare agrees that it will, at its own expense, support any effort of the United States and the Participating States to defend the fairness, adequacy, and reasonableness of this settlement including, as necessary, the filing of briefs, attendance at hearings, and presentation of evidence.
33.           In the event that any Relator asserts an objection or otherwise demands a hearing regarding this settlement (see paragraph 31 above) and the District Court issues a ruling approving the settlement agreement and triggering the Effective Date, WellCare shall pay the first installment payment plus accrued interest (as described in paragraph 1.a.), and any other installment payments that come due during the pendency of any appeals, into escrow in an interest-bearing escrow account for which the United States Attorney's Office for the Middle District of Florida (USAO), or, at the USAO's discretion, the Clerk of the United States District Court for the Middle District of Florida or other USAO designee, shall serve as the escrow agent.  The USAO or its designated escrow agent shall hold all such installment payments plus accrued

AGREEMENT BETWEEN WELLCARE, THE UNITED STATES AND RELATORS

interest in such escrow account.  Funds held in escrow pursuant to this paragraph shall not be disbursed to the United States or any Participating State until: (a) the District Court presiding over the objection issues a ruling approving the settlement agreement under § 3730(c)(2)(B) and overruling the objection of any and all objecting Relators and the time for any party to appeal such ruling to the U.S. Court of Appeals or U.S. Supreme Court runs without the timely filing of a notice of appeal or petition of certiorari; or (b) in the event of a timely appeal or petition of certiorari, the highest available court affirms the approval of the settlement agreement and all time periods for motions for reconsideration or rehearing or for further appeals have expired.  If any Court sustains the objection of any relator and any right of the United States to appeal has expired, the USAO shall direct that the escrow agent return all funds plus accrued interest to WellCare within 5 business days of the entry of such an order, pursuant to written instructions to be provided by WellCare to the USAO, unless WellCare directs the escrow agent otherwise in writing.  WellCare shall copy the USAO on its written instructions to the escrow agent.
THE UNITED STATES OF AMERICA

DATED:	4/26/11	/s/ Allie Pang
Allie Pang Trial Attorney Commercial Litigation Branch Civil Division United States Department of Justice

DATED:	4/25/2011	/s/ Charles T. Harden III
Charles T. Harden III Assistant U.S. Attorney Middle District of Florida

AGREEMENT BETWEEN WELLCARE, THE UNITED STATES AND RELATORS

DATED:	4/26/11	/s/ Richard M. Molot
Richard M. Molot Assistant U.S. Attorney District of Connecticut

DATED:	4/26/11	/s/ Gregory E. Demske
Gregory E. Demske Assistant Inspector General for Legal Affairs Office of Counsel to the Inspector General Office of Inspector General United States Department of Health and Human Services

AGREEMENT BETWEEN WELLCARE, THE UNITED STATES AND RELATORS

WELLCARE HEALTH PLANS, INC.

DATED:	April 19, 2011	/s/ Timothy S. Susanin
Timothy S. Susanin Senior Vice President, General Counsel WellCare Health Plans, Inc.

DATED:	4/19/11	/s/ John C. Richter
John C. Richter Vice President and Chief Litigation Counsel WellCare Health Plans, Inc.

DATED:	April 19, 2011	/s/ L. Joseph Loveland
L. Joseph Loveland King & Spalding LLP 1180 Peachtree Street NE Atlanta, Georgia 30309

DATED:	4/19/11	/s/ Jonathan L. Diesenhaus
Jonathan L. Diesenhaus Hogan Lovells LLP 555 Thirteen Street, NW Washington, DC 20004

DATED:	4/19/11	/s/ Gregory W. Kehoe
Gregory W. Kehoe Greenberg Traurig LLP Courthouse Plaza Suite 100 625 East Twiggs Street Tampa, FL 33602

AGREEMENT BETWEEN WELLCARE, THE UNITED STATES AND RELATORS

RELATOR SEAN HELLEIN

BY:
Date		Sean Hellein
Relator

BY:
Date		Barry A. Cohen
Kevin Darken Cohen, Foster & Romine, P.A. Counsel for Relator

BY:
Date		Daniel Gasti
Counsel for Relator

AGREEMENT BETWEEN WELLCARE, THE UNITED STATES AND RELATORS

RELATOR CLARK J. BOLTON

4/8/11	/s/ Clark J. Bolton
Date	Clark J. Bolton
Relator

4/10/11	/s/ Chris Hoyer
Date	Chris Hoyer
Elaine Stromgren James, Hoyer, Newcomer & Smiljanich, P.A. Counsel for Relator

AGREEMENT BETWEEN WELLCARE, THE UNITED STATES AND RELATORS

RELATOR SF UNITED PARTNERS

4/14/11	/s/ Eric D. Fader
Date	For Relator SF United Partners Eric D. Fader

April 14, 2011	/s/ Jock Ferguson
Date	For Relator SF United Partners Jock Ferguson

April 14, 2011	/s/ Dina McKenna
Date	For Relator SF United Partners Dina McKenna

4/14/11	/s/ Diane Schulman Davidow
Date	For Relator SF United Partners Diane Schulman Davidow

4/14/11	/s/ Suzanne E. Durrell
Date	Suzanne E. Durrell Counsel for Relator

4/14/11	/s/ Robert M. Thomas, Jr.
Date	Robert M. Thomas, Jr. Counsel for Relator

AGREEMENT BETWEEN WELLCARE, THE UNITED STATES AND RELATORS

RELATOR EUGENE GONZALEZ

April 13, 2011	/s/ Eugene Gonzalez
Date	Eugene Gonzalez Relator

4/15/2011	/s/ Cliff Johnson
Date	Cliff Johnson Pigott Reeves Johnson, P.A. Counsel for Relator

AGREEMENT BETWEEN WELLCARE, THE UNITED STATES AND RELATORS

32